SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
_____________________

Date of report (Date of earliest event reported): January 5, 2009

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On September 30, 2008, and as reported in its Form 10-Q for the quarterly period then ended, USA Technologies, Inc. (“USAT”) held auction rate securities (“ARS”) with a par value of $5,450,000 which it had purchased in January 2008. As previously reported, the broker-dealer who sold these ARS to USAT agreed to purchase all of these ARS at par at any time from January 2, 2009 through January 15, 2010. Subsequent to September 30, 2008, $600,000 of the ARS were redeemed, at par, by the issuer of the ARS. On January 2, 2009, pursuant to the above agreement, the broker-dealer purchased all of USAT’s remaining $4,485,000 ARS, at par. As a result of these purchases, as of January 2, 2009, USAT had cash and cash equivalents of approximately $11,000,000.

On January 5, 2009, USAT reduced the number of its employees by 22 individuals and implemented other cost savings measures. USAT also intends to discontinue costs during the quarter related to development projects that are expected to be completed by the end of the current fiscal quarter. These actions are anticipated to have the effect of reducing USAT’s monthly cash operating expenses to approximately $800,000 commencing in the fourth quarter of fiscal year 2009. This would represent a reduction of approximately $554,000 from the average monthly cash operating expenses of USAT during the first nine months of calendar year 2008 of approximately $1,354,000.

Assuming that USAT’s new anticipated monthly cash operating expenses would be $800,000, and that its average monthly gross profit of $306,000 earned during the first nine months of calendar year 2008 would continue, USAT believes its existing cash and cash equivalents would provide sufficient funds to meet its cash requirements, including capital expenditures and repayment of long-term debt, through at least June 30, 2010.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer
Dated: January 12, 2009